Exhibit 99

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	P. Cody Phipps
President and Chief Executive Officer
or
Fareed A. Khan
Senior Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS BOARD DECLARES REGULAR DIVIDEND

DEERFIELD, Ill., May 15, 2013 – United Stationers Inc. (NASDAQ: USTR) announced today that its board of directors declared a $0.14 per share dividend payable on July 15, 2013 to stockholders of record at the close of business on June 14, 2013.

The board also approved and authorized the company to purchase an additional $100 million of its common stock. Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on market conditions and other factors, these repurchases may commence or cease from time to time without prior notice. The company also has approximately $31 million remaining under the prior authorization approved by its board in February 2012.

Forward-Looking Statements

This news release contains forward-looking statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s reliance on key customers, and the risks inherent in continuing or increased customer concentration; United’s ability to maintain its existing information technology systems and the systems and eCommerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of United’s customers; and the availability of financing sources to meet United’s business needs.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings. The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement. Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

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United Stationers Board Increases Regular Dividend

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2012 net sales of $5.1 billion. The company stocks a broad and deep line of approximately 130,000 items on a national basis, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network currently comprised of 65 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and offer next-day delivery to major cities in Mexico and Canada. For more information, visit unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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